Exhibit 99.2
Final Transcript
Jul. 25. 2007 / 4:30PM ET, MRVC — Q2 2007 MRV Communications Earnings Conference Call
Conference Call Transcript
MRVC — Q2 2007 MRV Communications Earnings Conference Call
Event Date/Time: Jul. 25. 2007 / 4:30PM ET

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Final Transcript
Jul. 25. 2007 / 4:30PM ET, MRVC — Q2 2007 MRV Communications Earnings Conference Call
CORPORATE PARTICIPANTS
Anne-Marie Frisch
MRV Communications — IR
Noam Lotan
MRV Communications — Director, President, CEO
Guy Avidan
MRV Communications — CFO
Near Margalit
MRV Communications — CEO of Luminent
CONFERENCE CALL PARTICIPANTS
John Harmon
Needham & Company — Analyst
David Kang
Roth Capital Partners — Analyst
Tim Savageaux
Merriman Curhan Ford & Co — Analyst
Jack Whalen
Alpha One Watch — Analyst
Tim Quinlisk
Mayo Investment Advisers — Analyst
John Anthony
Cowen and Company — Analyst
PRESENTATION
Operator
Ladies and gentlemen. Thank you for standing by, and welcome to the MRV Communications Second Quarter 2007 Financial Results conference call. During today’s presentation, all parties will be in a listen-only mode. Following the presentation the conference will be open for your questions. (OPERATOR INSTRUCTIONS) This conference is being recorded today Wednesday July 25th of 2007. I would now like to turn our conference over to Anne-Marie Frisch, with Investor Relations. PLease go ahead.
Anne-Marie Frisch - MRV Communications — IR
Thank you, Rose. Good afternoon, everyone. Thank you for joining us today to discuss MRV’s second quarter of 2007 financial results. I’m joined today by Noam Lotan, President and CEO, and Guy Avidan, Acting CFO of MRV Communications as well as Near Margalit, CEO of Luminent. Earlier this afternoon, the company issued a press release reporting its second quarter of 2007 results. A financial presentation designed to guide participants through the call will also be available. The press release and the presentation can both be viewed from the investor relations section of MRV’s web site at ir.mrv.com. For reference we have arranged for a tape replay of this call. Which can be accessed by phone. The replay will take effect approximately two hours after the call’s conclusion and will be available for one week. The dial-in numbers and access code is available in our press release and on our web site. This call is also being webcast live with a web replay available. These may both be found at our web site at ir.mrv.com.
We’d like to remind you that during the course of this conference call MRV’s management may make make forward-looking statements, including financial projection, statements as to the plans and objectives of management for future operations and statements as to the company’s future economic performance, financial condition or results of operations. These forward-looking statements are not historical facts but rather are based on MRV’s current expectations and beliefs and are based on information currently available to us. Words such as may, will, expects, intends, plans, believes, targets, estimates, and variations of these words are intended to identify forward-looking statements.
By discussing our current perception of our market and making these forward-looking statements, we are not undertaking an obligation to provide updates if the future. MRV’s actual results may differ materially from those projected in these forward-looking statements and no one should assume at a later date that these comments from today are still valid. Any future products, future or related specification that may be referenced in today’s call are for information purposes only and are not comments to deliver any technology or enhancements. MRV reserves the right to modify future product plans at any time.
The forward-looking statements portion of our press release issued today, as well as the risk factors sections of our 10-Q and 10-K and our July 2nd, 2007, on Form 8-K filed with the SEC disclose risks that could cause these differences. Additional risks not now known to us from our business generally and as a result of our acquisition of Fiberxon may also impair our business, financial conditions, and the results of operations or prevent us from realizing our current expectations as a result of our acquisition of Fiberxon or otherwise. In our press release of January 26th, 2007, we announced MRV’s intention of taking Luminent public. sometime later this year or next.
That announcement and this statement does not constitute an offer of securities for sale because of SEC rules and regulations governing the going public process, we will neither discuss nor answer any questions on this subject. We hope you would understand we would appreciate if your questions do not implicate that subject. Finally, unless we specifically note otherwise, we are discussing all numbers on a non-GAAP basis, prior to non-cash charges for the impact of share-based compensation expense. This quarter non-cash share-based compensation charges totaled $819,000. For a full reconciliation of the non-GAAP financial measures covering this call to the most comparable GAAP measures is available in our press release issued after the market closed today. I would now like to turn the call over to Noam Lotan, MRV’s President and CEO.

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Final Transcript
Jul. 25. 2007 / 4:30PM ET, MRVC — Q2 2007 MRV Communications Earnings Conference Call
Noam Lotan - MRV Communications — Director, President, CEO
Thank you Anne-Marie. Good afternoon, everyone and thanks for joining us today. I’m delighted that Guy Avidan is with us today. Although not new to the company, i feel grateful that Guy is able to assume the full responsibilities over our financials including the accelerated completion of Fiberxon’s audited reports.
Our second quarter results demonstrates the demands for our products remains strong. It’s driven by deployment of Metro Ethernet and the acceleration of carriers rolling out FTTX programs around the world. Second quarter revenue was above expectations, at $102 million, up 17% year-over-year and 14% sequentially. This reflects market demand, strength of our products and the dedication of our people supporting our customers. Clearly, there’s momentum in our top line as we continue to build market share both in optical components and in networking. Optical components drew 16% sequentially and 12% year-over-year. Networking was up 12% sequentially and 19% year-over-year On a six-month year-to-date basis, consolidated revenue for MRV was up 17%. Optical components were up 12% and networking was up 18%.
Growth in Q2, it was driven by optical component revenue, which saw a strong rebound in Verizon related shipments. And we also had good growth from our Metro Ethernet solutions in North America and from our network integration assets in Europe. While operating income improved sequentially by.three-quarters of a million. non-GAAP EPS was $0.01 lost. Within our revised expectations, and similar to Q2 of last year. We are pleased with our growth, however, while we focus on building market share, overall profitability was impacted by our margin performance in the networking segment. Clearly our goal remains to deliver profitable revenue growth, which we are working hard to get there.
We closed the Fiberxon acquisition on July 1st on July 12th, Near Margalit and I hosted a conference call to discuss the acquisition. A full transcript of the call is available on the MRV investor relations web site. We are very excited about Fiberxon and we believe the acquisition significantly strengthens our competitive position in the fiber optic components market. In Q2, Luminent’s revenues saw FTTH related shipments grow 38% sequentially driven by increased Verizon products related shipments, as well as strong volumes on GPON. The acquisition of Fiberxon established the combined company as a clear volume leader on GPON and GE-PON transceivers. Combining both leaders in FTTP strengthens us by eliminating a formidable competitor. Luminent Fiberxon is now engaged either through product qualification or through revenue generation with nearly every major telecom equipment and network equipment manufacturer out there worldwide.
Guy and I just returned from a trip to China and we were clearly impressed by the Fiberxon employees we met. And by their manufacturing and R&D facility. While we are in the midst of reconstructing past financial statements we have not yet reached ‘06 and ‘07, however, I would like to provide a reference point for Fiberxon’s revenue. We stated on July 12th that Fiberxon’s revenue for the first half of ‘07 was more than 35% higher than their original projections. We also mentioned that they are on track to achieve $70 million to $80 million revenue this year. In our estimate, Fiberxon’s revenue last year were in the $40 million plus range. For the first half of ‘07, actual revenue are up well over 50%. As we said on July 12th, we are working extremely hard to provide orders Fiberxon’s financial statements and believe we have the right team in place to accomplish this goal.
Let’s discuss the Fiberxon audit. Due to lack of critical internal resources, Fiberxon was not able to deliver all of their financial statements prior to the closing. Immediately after the closing, 25 days ago, MRV has begun to address this issue forcefully. We cannot, however, accurately predict when we will complete the process and comply with our reporting requirements. As stated, we make every effort and spare no expense to get it done in the most expeditious manner, but without compromising quality.
We hired an internationally recognized firm to perform a full reconstruction of the financial statements for the past three and a half years. Each and every transaction is examined and validated based on supporting documents and third-party confirmation. There are currently 25 outside accountants assisted by 17 internal people from the Fiberxon finance department, including the new VP of Finance at Fiberxon who has the background required for leading this process. The statutory reconstruction is expected to be completed in August. With U.S. GAAP compilations to be completed about a week thereafter, however, Fiberxon will be ready to start the audit probably by the end of this month, since we will have much of the reconstruction done for several entities and the audit field work can begin at once.
We cannot predict how long the audit will take, but we are making sure that maximum resources will be available both to perform the audit and to assist the auditors as needed. To this effect, we will keep several senior members of the firm to be currently performing the reconstruction on hand as needed. Past problems have been addressed by the Fiberxon board who conducted an investigation, which lead to the departure of the Fiberxon CEO and VP of Finance. However, will MRV also conduct its own forensic investigation through an independent firm. We intend to turn the results of this investigation to local [TLC] counsel, who will determine, what if any further actions may be required. Our management

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Jul. 25. 2007 / 4:30PM ET, MRVC — Q2 2007 MRV Communications Earnings Conference Call
team in (inaudible) in Shenzhen and in Chengdu are working together to help complete the audit. We will continue to provide you with further updates as they develop.
Now, let me briefly discuss some of our networking group accomplishments during Q2. Q2 was a very good quarter for our networking group from a revenue perspective. We saw strong demand, especially in North America and in Europe. Most encouraging, our network equipment sales comprised of our own MRV products were up 15% year-over-year and 9% sequentially, driven by continuing demand from Metro Ethernet solutions. Stand out product lines during the quarter, included our Lambda driver and Optiswitch, which both saw good sequential sales increases. Product leadership is port to our customers so they can track major industry trends. the feedback I personally continued to get from our customers is that MRV has the best access of demarcation solution available in the market today.
This feedback was validated at the NXTcomm show last month, with MRV 10GB Ethernet demarcation device, the Optiswitch 930 was voted NXTcomm’s Best of Show For Technology Innovation In Optical Networking. A growing portion of enterprise customers require 10GB Ethernet services from carriers. Carriers that can respond will find a competitive advantage in being able to provide such services. Our Optiswitch 930 is the industry’s first ethernet demarcation platform to offer carriers this new revenue stream opportunity. It is aimed at meeting bandwidth demand of Fortune 1,000 companies and other top tier customers. We are working very hard to establish ourselves in the leadership role for driving our industry forward.
Therefore, we were also very pleased when in June, MRV was named World Metro Demarcation Market Leader by Frost & Sullivan. Frost & Sullivan named MRV as the recipient of this award , based on recommendation by analysts, who track competitive market share and market and technology innovation. We are very proud of this award. (inaudible) Principle analysts with their infrastructure an Frost & Sullivan. In the emerging demarcation segment, MRV has truly established itself with the range of features supported by its product, and impressive customer base and a successful strategy.
The network integration business in Europe continues to perform well and consistently produces good operating income for the company. This business also had a solid quarter, growing revenue 21% year-over-year. Having a (inaudible) product line at the time when the industry is expanding is the main reason why we continue to invest in growing our market share. MRV has an important leadership role in driving the industry forward, having expanded our sales force, we focus on growing revenues and product research and by providing value to our customers. Market share growth in Q2, however, came in at the expense of gross margins, which improved only slightly but did not rebound as we expected. We also saw a lower contribution from higher margin defense and aerospace-related business than we were originally expecting in Q2.
Our goal remains achieving profitable revenue growth that drives earning growth and shareholder value. In summary, MRV demonstrated strong topline results and continued growth in Q2. We closed the Fiberxon acquisition which holds key strategic importance for us. And has created in our opinion tremendous value for our shareholders.
And now I’m very pleased to introduce Guy Avidan, our new CFO to all of you. Guy has spent over 12 years with MRV and its subsidiaries. Since September ‘01, Guy has been a Vice President and General Manager of MRV International. Before that, Guy held various executive capacities for other MRV subsidiaries. And prior to joining MRV, he served as Vice President of Financing and CFO for Ace North Hills which MRV acquired in 1995. Before that, Guy also had spent time in public accounting. There are several qualities in Guy that make him a special CFO, besides his accounting background, his understanding of the networking equipment business including what customers and (inaudible) want from a vendor , his technical knowledge and his grasp of how all of MRV’s products fit in the network. We welcome Guy to our executive team and believe in his strong background will benefit us going forward. With, that said let me pass the call to Guy to go through detailed financials of the quarter and our guidance for Q3, which this time also includes
Guy Avidan - MRV Communications — CFO
Thank you, Noam. I’m pleased to be on our call for the first time. On a consolidated basis this quarter we reported a net loss of $0.01 per share. Within our revised guidance range given earlier this month on July 2nd. This refers to a net loss of $0.01 in both a year ago period and also last quarter. On an operating basis, our optical component business achieved operating income of $641,000, while our networking business was nearly break even, posting an operating loss of $430,000. We were very pleased with our strong revenue performance during the quarter. We also [reflected] in each and every business segment. however, our overall profitability was impacted by margins in our networking business which we are working to improve. For the second quarter, we posted revenue of $102 million an increase of 17%, compared to $87 million in the same period last year. Sequentially revenue increased 14% from $90 million in the (inaudible) fourth quarter. Our networking segment, which includes our network equipment and our network integration revenue reports second quarter revenue of $76 million, up 19% year-over-year, and up 12%

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Jul. 25. 2007 / 4:30PM ET, MRVC — Q2 2007 MRV Communications Earnings Conference Call
sequentially. Our network equipment comprised of our internally developed products grew 16% in the second quarter compared to the same period last year and was up a healthy 9% sequentially.
Our defense-related business contributed to the sequential growth but less than we were originally expected as some defense-related programs are expected to be recognized in Q3 and Q4. Other growth was driven by shipment of our Lambda driver which more than doubled from the prior quarter and we also saw a strong sequential increase in sales of our Optiswitch. Both of which are part of (inaudible) Our network integration business had another solid quarter with revenue of $50 million for the second quarter, up 21% compared to revenue of $41 million in the year ago period and up 14% sequentially. This business continues to generate solid profit and cash flow for the company.
Our optical components segment, which includes approximately 879,000 of revenue sold into the networking segment, we reported revenue of $27 million, reflecting growth of 12%, compared to revenue of $24 million in the second quarter of 2006, and after 16% sequentially compared to last quarter. Revenue was up 33% sequentially, excluding the benefits of of the deferred revenue that we recognized in the first quarter in our optical component business. The (inaudible) revenue improvement was driven by increased shipment for the Verizon (inaudible) project and total (inaudible) shipment grew 38% sequentially.
However, this significant sequential growth was partially offset by a sequential decrease in Metro (inaudible) sales as a result of the recognition of the deferred revenue last quarter. from geographically perspective, Europe remains our strongest region, accounting for approximately 62% of revenue, compared to 62% last quarter. While revenue from North America contributed 32%, compared to 30% last quarter. Revenue in Asia Pacific decreased 6% of revenue this quarter. This quarter, we reported 29% gross margin, compared to 32% in the preceding first quarter and 31% in the year ago period. On an absolute dollar basis our gross profit was $30 million this quarter, compared to $27 million in the same period of last year and $28 million in the preceding first quarter.
Gross margins realized from revenue of network equipment was 48%, in line with the prior quarter and down compared to 50% in the year ago period. We were expecting network system margins to be better this quarter, however, it was impacted by a lower than anticipated mix of our defense related business which carries a higher margin profile. We offered some additional margin pressure as we continue to bring market share and generate growth with new customer in North America. Networking integration gross margin was 23% which is lower than our historical mid to high 20% gross margin for this division. As we have discussed margin fluctuation in this business of largely project-timing driven based on (inaudible).
At the end of the second quarter, we had projects that we anticipated would be closed by quarter end, however, this project will hold over until third quarter. Gross margin in the optical component group was 20%, in line with the year ago period. Second quarter growth margin was down compared to 25% in the prior quarter. Which was positively impacted by the deferred revenue recognized during the first quarter. Excluding the benefits of this deferred revenue in the first quarter, gross margin actually improved by close to 610 basis points sequentially due primarily to the higher sales level and improved operating efficiency. Our total operating costs and expenses were $30 million in line with expectation or 30% of revenue in the second quarter, which is an improvement from 32% in the second quarter of last year, and 33% in the preceding first quarter.
For the second quarter end, we had total cash and cash equivalent, time deposit and (inaudible) of $107 million compared to $117 million at the end of the preceding first quarter. The decrease in cash is due primarily to the timing of payment and collection of receivable balances. We spent approximately $1 million in CapEx this quarter. Working capital was $148 million at second quarter end. The accounts receivable increased from $98 million from $85 million last quarter. Our days sales outstanding were 88 days, up slightly from 86 days last quarter. As we have discussed in the past, our DSOs are effected by the longer collection cycle typical in certain in European markets in which we do business.
Inventories increased to 69 million from 65 million last quarter. Our inventory (inaudible) were 4.2 times on an annualized basis. We currently forecast our Q3 total revenue to be in the range of 112 million to 118 million, representing year-over-year growth of approximately 25% to 32%. For the first time, this guidance includes expected contributions from Fiberxon. While we are still conducting the audit, we mentioned as a combined Fiberxon and Luminent (inaudible), and we are projecting total revenue from the optical component business to be $40 million to $44 million in Q3. From an operating perspective, we expect operating cost and expenses to be approximately 30% to 31% of revenue. This range include our current expectation base on a Fiberxon operating expenses structure of approximately 22% to 26% of revenue. Of course, the audit is ongoing and these expectations could change.
On the bottom line, we are currently forecasting to be in the range of net income of $0.01 per share to net loss of $0.02 per share for the third quarter on a non-GAAP basis, which excludes share based compensation expenses expected to be approximately $0.01 per share. On a GAAP basis, we currently forecast to be in the range of break even to net loss of $0.03 per share to break even. This bottom line guidance range is wider than we normally tend to guide due to primary — to the ongoing audit of the acquired Fiberxon business, as well as wider range of Q3 gross margin expectations for the entire business. with that said, I would now like to turn the call over to Near Margalit, CEO of Luminent. Near?

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Jul. 25. 2007 / 4:30PM ET, MRVC — Q2 2007 MRV Communications Earnings Conference Call
Near Margalit - MRV Communications — CEO of Luminent
Thank you, guys. We had a very positive quarter at Luminent. Our revenue came in at 26 million, at the top of the guided range of $24 million to $26 million. The breakdown revenue for the quarter was $2 million in discrete components, $4 million in metro and access transceivers and $20 million in FTTP.
Of the FTTP revenue approximately 14 million was in BPON Triplexers and 5 million was in GPON ONT and OLT transceivers. As predicted in the previous BPON business — previous call, BPON business returned to full steam after inventory corrections in Q1 and we continue to see positive momentum in GPON worldwide. Net income for the quarter came in at $700,000, excluding share-based compensation of $200,000. Excluding the one-time benefit received in Q1, this is the best P&L performance Luminent has had since the optical bubble in 2001. Operating expenses came in at $4.5 million, or 17% of revenue. The increase of $0.5 million from the previous quarter was attributable to a $0.5 million increase in G&A based on AR reserve formula and some increase in legal expenses. We expect the Luminent contribution to operating expenses to continue to be in the range of $4 to $4.5 million in the Q3 period. Overall, we believe we are working in the right direction to drive the company to a 15% operating cost model as a long-term target.
Gross margins came in at 20% in line with our expectations, but lower than our long-term gross margin target range. In combination with Fiberxon, we are looking to reduce our first six manufacturing costs through increased use of our new China facilities. I will return to this subject as I discuss further the long-term (inaudible) combination with Fiberxon. As we mentioned on the previous call, there will be additional price pressure on the PON business in the second half of the year, as deployments continue to ramp and competitors are hungry for a piece of the volume.
We need to continue to drive cost efficiencies in our manufacturing and supply chain to achieve our gross margin objectives and to be the low-cost producer. We feel confident in our position to execute on this goal, as with Fiberxon, we are the clear volume leader in both BPON and GPON and have had the advantage of scale versus our competitors. Going forward, I’m enormously excited about the possibilities for the company with the Fiberxon combination. We expect to announce a unified company name between LuminentOIC and Fiberxon in the coming weeks and are hard at work at the integration process. There’s several important areas of work that we are undertaking. These include infrastructure alignments, supply chain consolidation and product optimization and consolidation.
From an infrastructure alignment, we are installing the common Oracle 11I Financial and Manufacturing eBusiness applications, that are currently running at Luminent. And are consolidating engineering as well as sales relationship activity onto their respective common web interfaces. On supply chain consolidation we are meeting with the key common suppliers to leverage the higher volumes and increase purchasing and bargaining power. Finally, we are looking at different product lines and consolidating to take the best of both of what Fiberxon and Luminent have to offer. Some of these efforts will yield immediate benefits and some will be longer term benefits on the order of 6 to 12 months. On the strong return time frame, we are also looking to consolidate many of our (inaudible) manufacturing areas. We started looking into leasing — significant additional manufacturing space in Chengdu, China. Longer term we anticipate this new factory when fully operational will allow us to save nearly $2 million a quarter in manufacturing overhead and contract manufacturing costs for the combined company.
All of these activities, of course, are focused on margin improvements and cost savings. I’m equally excited about the opportunity to expand our market presence, develop new products and achieve new design wins. As the large system manufactures consolidate, it will become critical for component companies, such as ourselves to develop extensive relationships with the key global system manufacturers. By increasing our product (inaudible) improving our cost position and enhancing our long-term development capabilities, the joint company is a much more attractive long-term partner to these large system OEMs. Both companies bring extensive relationships with their diverse set of customers.
As stated in our special call regarding the Fiberxon acquisition, the top 10 customers for Fiberxon for the first half of the year were in alphabetical order , Alcatel Lucent, DASAN, Dongguan, FiberHome, Hewlett-Packard, Huawei, Nokia Siemens Networks, UT Starcom, World Wide Packets and ZTE. Only a single customer, Alcatel Lucent is overlapped between the Fiberxon and Luminent top 10 customer list for the first half of the year. This provides great opportunity to continue to grow our revenue into our existing relationships, as well as improving our ability to form new long, lasting customer relationships.
For new product development we see great opportunity in the 10GB market segment. The joint company now has both the capability for vertical integration, as well as a growing set of customers that are deploying our solutions. Ultimately, in many areas of the 10GB per second market segment having the right cost structure as a company to become a critical competitive edge. Using our in-house laser and receiver capabilities we will become — it will be imperative to obtain these cost wins.

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Jul. 25. 2007 / 4:30PM ET, MRVC — Q2 2007 MRV Communications Earnings Conference Call
In addition, our aggressive operating cost model, leveraging the China base in the long run will be an important differentiator against the traditional players in the 10GB per second market segment. The migration of a variety of pluggable form factors into the smaller, cheaper and lower power FTTP plus will open many windows for to us unseat the incumbent providers of 10GB per second transceivers. The joint company will now have the wherewithal and the capability to compete effectively in this space.
Looking now into Q3, we see revenue in the range of $40 million to $44 million consolidated between Luminent and Fiberxon. Excluding the cost related to the audit and the financial reconstruction, we expect a consolidated operating costs will be in the range of $8 million to $8.5 million or approximately 18% to 20% of revenue. Given the pressure on prices in the PON space, we see gross margin on a consolidated basis to be in the 18% to 20% range with the Fiberxon contribution being just above 20%. We still see the long-term gross margin targets of the combined company with full (inaudible) will be in the 25% to 30% range and we are still driving for and operating cost target of 15%. With that, I’d like to turn the call over for questions.

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QUESTION AND ANSWER
Operator
(OPERATOR INSTRUCTIONS) Our first question comes from John Harmon from Needham & Company. Please go ahead.
John Harmon - Needham & Company — Analyst
Hi, Good afternoon.
Near Margalit - MRV Communications — CEO of Luminent
Hi, John.
John Harmon - Needham & Company — Analyst
A couple questions, I guess, first a financial one. The tax expense was kind of a big number. Are there any one-time items buried inside it?
Guy Avidan - MRV Communications — CFO
No. None of our activities — (inaudible) again international companies. So some of our activities outside of the US had profit and they pay taxes. So, that’s the source of the tax.
John Harmon - Needham & Company — Analyst
Okay. Is there — is there any kind of a guidance you could give us, at least on a dollar figure or a range for tax expense in the future?
Guy Avidan - MRV Communications — CFO
No. Not at this time.
John Harmon - Needham & Company — Analyst
Okay. Okay, difficult to forecast. And another question, please, it seems like that the margins for the U.S.based BPON business have taken a step down into a different range. Is there anything within the next — what — what returns into their prior range, I mean apart from Fiberxon integration?
Near Margalit - MRV Communications — CEO of Luminent
I think the first — first off, I think the basic element is we have to kind of out do our competitors on what they can offer in terms of pricing. Obviously people have tried to bid against us at very low prices at low margins and I think for us to attain kind of the kind of margins we want to get, we really feel fundamentally it’s the leverage of the full scale of the larger company and of the manufacturing efficiencies that we can get with a larger company will make it the smaller companies that are bidding against us have a more difficult time, even at low gross margins, (inaudible) our margins and I think that that’s — that dynamic, obviously will play out over time, but it’s a competitive market, our costs — our

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Apr. 25. 2007 / 4:30PM ET, MRVC — Q1 2007 MRV Communications Earnings Conference Call
costs for the transceivers have continued to go down and unfortunately, the pricing is also a — the pricing in the PON space will always continue to go down. We don’t anticipate it to stop, but I think we feel pretty good about our ability to — to ultimately get to the margins that we have laid out as targets.
John Harmon - Needham & Company — Analyst
Thank you. And just then one final one. First of all, thanks for breaking out Luminent’s revenues. you outlined some sources of cost savings and you gave a figure from the manufacturing integration. About how long would it take you to accomplish all of these programs? Is that $2 million — is that the bulk of the cost savings or just one piece of it? Thank you.
Near Margalit - MRV Communications — CEO of Luminent
I think that actually is the cost savings related to what we call directly manufacturing overhead costs, which is one piece of the picture. Obviously, we have design efforts to optimize our products to lower costs between the two companies. We have the supply chain consolidation that are not taken into these accounts, but we are really looking at trying to reduce our overall manufacturing overhead footprint which is, you know, people, factory space, manufacturing overhead expenses. The full — you know, there’s some of those aspects outside of the $2 million are going to be realizable quite quickly, but I think for us to really get qualified, get everything kind of converted into kind of an integrated factory, in the kind of manufacturing overhead model that we want to run, I think it — you know, we outline kind of the longer term picture somewhere in the 6 to 12 months window.
John Harmon - Needham & Company — Analyst
Okay. Thank you.
Noam Lotan - MRV Communications — Director, President, CEO
Thanks, John.
Operator
Thank you Our next question comes from David Kang from Roth Capital Partners.
David Kang - Roth Capital Partners — Analyst
Thank you. Good afternoon. First a couple of questions regarding the numbers. What would be the number of shares outstanding in this quarter and the third quarter, is that going to be close to 144 million?
Guy Avidan - MRV Communications — CFO
One second. One second, Dave.
David Kang - Roth Capital Partners — Analyst
While you are at it then, I guess, the cash reflecting Fiberxon acquisition we should strip out about $49 million out of $107 million at the end of third quarter as well?

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Apr. 25. 2007 / 4:30PM ET, MRVC — Q1 2007 MRV Communications Earnings Conference Call
Guy Avidan - MRV Communications — CFO
The number of shares are 146 million. What was the second question.
David Kang - Roth Capital Partners — Analyst
The cash balance at the end of the second quarter, should we take out about $49 million for the Fiberxon acquisition?
Guy Avidan - MRV Communications — CFO
For this quarter, only $20 million.
David Kang - Roth Capital Partners — Analyst
Okay. Only $20 million. Okay. And the guidance you gave of OpEx of 30% to 31%, does it include the ongoing auditing fees or is that counts as something — a one-time item?
Guy Avidan - MRV Communications — CFO
The auditing expenses are included in the forecast.
David Kang - Roth Capital Partners — Analyst
In the 30% to 31%?
Guy Avidan - MRV Communications — CFO
Yes.
David Kang - Roth Capital Partners — Analyst
And Noam, can you be a little bit more specific as far as — or just provide additional color in terms of gross margin compression, sounds like you are trying to gain market share at the expense of bottom line. Just a little bit more color in terms of your strategy as far as maintaining gross margin rates. Should we expect gross margins to be kind of flat in the 29% going forward or — or what would be the long term overall gross margin targets.
Noam Lotan - MRV Communications — Director, President, CEO
Clearly our goal is to improve gross margins and restore them. And we have the opportunity to do that based on increased volumes. So it’s a little bit of a chicken and the egg but now that we are getting volume, we will improve our margin. Also some of the pressure as both Guy and I think, myself mentioned, that it relates simply to product mix. In other words some of the higher margin product revenue did not occur in Q2, but overall, we have — with the growing volume, we have a real opportunity in the next 3 to 6 months to improve our margin. The other reasons for our somewhat lower margin is that new product introductions, such as the Optiswitch 910, the Optiswitch 930, obviously, we are still in the — in the early phases of shipment and that has also had an impact on gross margin. So over time, we expect that this would improve. Generally speaking, the impact to the bottom line, I think are given that our operating expenses as a percentage of revenue have been decreasing. I think that would help as well.

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Apr. 25. 2007 / 4:30PM ET, MRVC — Q1 2007 MRV Communications Earnings Conference Call
David Kang - Roth Capital Partners — Analyst
Got it. And last question for Near. Certainly Tellabs FTTP numbers were quite strong, which is reflected in your numbers but any chance of — or risk of inventory buildup going forward? I mean how is the visibility to Tellabs pipeline?
Near Margalit - MRV Communications — CEO of Luminent
We can’t comment too much specifically, but in general, in the BPON we don’t see in any of our customers any buildup of BPON inventory to the level we have visibility to. As we said previously we don’t have any visibility to higher level assemblies such as full ONTs or inventory at our customers, but at the level, the component level we don’t see any inventory of triplexes at any of our major customers.
David Kang - Roth Capital Partners — Analyst
Got it. Thank you.
Guy Avidan - MRV Communications — CFO
Thanks, Dave.
Operator
Thank you. Our next question comes from Tim Savageaux from Merriman Curhan Ford. Please go ahead.
Tim Savageaux - Merriman Curhan Ford & Co — Analyst
Hey, good afternoon, guys.
Guy Avidan - MRV Communications — CFO
Hi, Tim.
Tim Savageaux - Merriman Curhan Ford & Co — Analyst
Nice quarter. I want to follow up from the Telllabs front. And they did speak to margin pressure on their end, which is a mix thing for them and maybe a good thing for you guys. Because of the strength in ONT unit volumes. And we did see that in your second quarter here. In terms of your guidance, I get the sense that that’s going to be a trend that’s continuing over there. I’m not sure whether, as you factor in Fiberxon, we are going to see much growth in Luminent here for Q3 or what you are guiding to. So question number one is a stand alone. What do you think about that? And to the extent that you are not seeing that, you did reference lower pricing I know Tellabs is obviously — and other guys who are making ONTs are under a lot of pressure. From a pricing standpoint, you seemed to kind of dodged some of that for a couple of quarters now. Has that started to catch up with you as you look at your Luminent stand alone guidance. You went through all of that pretty quickly assuming, you know, the OpEx and, you know, the revenue targets were for Q3 when you were factoring in the guidance. If you could just confirm that. Thanks.

99.2-11

Final Transcript
Apr. 25. 2007 / 4:30PM ET, MRVC — Q1 2007 MRV Communications Earnings Conference Call
Near Margalit - MRV Communications — CEO of Luminent
Definitely, I think we even talked on the previous call, that we saw second half of the year that some of the pressure that our customers were experiencing on the ONT pricing would slow down to us and that, indeed is the case to a large extent. We certainly factored it all into the guidance. In terms of the guidance of Luminent stand alone versus Fiberxon stand alone. It’s not completely trivial to separate those two out as we started even in the current quarter to start cross selling different opportunities and crossing some of our products across. It’s not very easy to kind of say which — who should get credit for what. But in the ballpark, basis, let’s say as a rough estimate, the Luminent’s portion would be flat Q2 to Q3. That’s a rough estimate, although it is very difficult. It will be increasingly difficult to make those kind of statements and probably beyond this quarter, we wouldn’t separate out the two revenue streams. You had one additional question?
Tim Savageaux - Merriman Curhan Ford & Co — Analyst
Yes. You ran through a lot of kind of targets and financial information, OpEx and percents of revenues.
Near Margalit - MRV Communications — CEO of Luminent
Sure.
Tim Savageaux - Merriman Curhan Ford & Co — Analyst
Were you talking about Q3?
Near Margalit - MRV Communications — CEO of Luminent
Yes.
Tim Savageaux - Merriman Curhan Ford & Co — Analyst
When you did that?
Near Margalit - MRV Communications — CEO of Luminent
Yes.
Tim Savageaux - Merriman Curhan Ford & Co — Analyst
Very good if I could just follow up. Is it still the case — that you mentioned GPON is getting to be a bit of bigger deal for you. Does it remain the case that that’s, I guess on the margin better business for you guys? Certainly because of the central office piece but generally speaking, and the price pressure we are seeing is confined to BPON or as GPON begins to ramp in volume, are you starting to see some pressure there as well?
Near Margalit - MRV Communications — CEO of Luminent
There’s different dynamics. I mean,at the end of the day I think, the pressure that our customers are experiencing at the ONT level both BPON and GPON is very severe. And their business — Their gross margins on their business, their ONT business are probably way below their target gross margins which results in a very kind of — very high-pressure environment to reduce costs. I wouldn’t say that there’s a particular difference for us, to differentiate between BPON, and GPON, with the exception that you pointed out, that the central office better gross margin business for our customers and a better gross margin business for us as well and given the fact that in GPON we are getting maybe 20% of our revenue from the central office side and 80% from the — from the home side that we do — we probably have some benefit there.

99.2-12

Final Transcript
Apr. 25. 2007 / 4:30PM ET, MRVC — Q1 2007 MRV Communications Earnings Conference Call
Tim Savageaux - Merriman Curhan Ford & Co — Analyst
Okay. And one final question on the networking side, I know we have been in the 40s here for a couple of quarters in terms of product gross margins with primarily, I guess, the defense and aerospace lagging. Are you at a point now where you can talk about when we get back over 50%, what kind of visibility you have here or is there something kind of structurally changing in that business?
Guy Avidan - MRV Communications — CFO
Well, I think structurally changing is only for the better. It takes a little longer. In terms of gross margin, our high margin defense in aerospace business is very solid. Everything that we have seen is just shifting and delays in our customers implementation and deployment, nothing to do with us. But the business is still very strong and carries the promise of a improved gross margin as we go forward as far as its impact on the rest of the business.
In addition, we do see our increase in volume that we expect on the going forward basis, as a great opportunity to improve our cost structure and therefore our margin. So I would anticipate — I don’t — we don’t typically guide for gross margin, but I would anticipate that over the next few quarters, we will see a gradual improvement of our gross margin. In addition, if I — I mention our reference to OpEx, I think we are getting more productivity out of our sales force. We are into a lot of opportunities that we have been working on for quite sometime. So as we — as we see that continued growth in revenue unfold, our OpEx trend — will trend percentagewise will trend down a little bit, which again will have an impact. Now, we can clearly — I mean, we are addressing it in multiple ways. We are also looking at the value that we bring customers. We are expanding our support revenues. I mean, we are looking at other ways that we have out there that we can improve our gross margin position. But I think the question is valid, and honestly, I focused a lot of my effort right now on the accounting and the finance side understandably, but going forward, we will not let this one down, I can assure you.
Tim Savageaux - Merriman Curhan Ford & Co — Analyst
Okay. Thanks, guys.
Guy Avidan - MRV Communications — CFO
Thank you.
Operator
Thank you. Our next question comes from [Jack Whalen] from Alpha One Watch.
Jack Whalen - Alpha One Watch — Analyst
Good Afternoon, guys.
Guy Avidan - MRV Communications — CFO
Hi, Jack.
Jack Whalen - Alpha One Watch — Analyst
Some investors are expecting the company to unlock the value of Luminent and Fiberxon by way of an IPO. I know, I won’t ask a specific question about the IPO, but I would like to know if you can confirm your previously announced intentions specifically, an IPO time frame.

99.2-13

Final Transcript
Apr. 25. 2007 / 4:30PM ET, MRVC — Q1 2007 MRV Communications Earnings Conference Call
Guy Avidan - MRV Communications — CFO
Actually, we are quite restricted on that and I don’t think we are able to comment. But I would say generally, we stand behind all the prior statements we have made, and I don’t think we can comment on it any further, Jack. I appreciate the question, though.
Jack Whalen - Alpha One Watch — Analyst
Okay. I would just like to confirm previously you did say that, as early as sometime by the end of this year or going into next year, is that — did I hear that correctly?
Guy Avidan - MRV Communications — CFO
You know, it’s really not possible for me to make any comment on that.
Jack Whalen - Alpha One Watch — Analyst
Okay. All right. Just a follow-up question. You know, I appreciate your previous comments on the audit concerning, the Fiberxon audit. There’s sort of a September 15th expectation, and I understand that you are well into the audit now, the teams are working to get it completed. I’m just wondering if you can give us some comments about your confidence level to complete the audit in that time frame.
Noam Lotan - MRV Communications — Director, President, CEO
I think we have outlined the time line. I mean, we are actually not into the audit yet. We are into the reconstruction. And as I mentioned in my prepared remarks, we are actually able — will be able to start the audit process in about a week or so. There’s no exact time frame for that, but like I said earlier, we make sure that we can put all the possible resources from our part and also from the outside accountants and we will do whatever we can to help make this process go smoothly and expeditiously without compromising the quality. I mean this is really a process of manpower and man hours that are going to be invested and we will do whatever we can and we will do the maximum. Guy and I are heading back to China next week. So, you know, hopefully we will make some good progress and we will be able to report back to you.
Jack Whalen - Alpha One Watch — Analyst
Okay. And a quick question for Near. Near, some service providers are beginning to roll out GPON services. One of them is Verizon. I’m wondering if you have any visibility or expectations about the transition from BPON to GPON, and sort of the rate what should we look for in terms of expectations, how soon this transition will get underway.
Near Margalit - MRV Communications — CEO of Luminent
Yes, I probably can’t provide too much more than what’s out there in the public domain. I mean, clearly the rollout of any significant GPON, in the short term at Verizon is probably not — they are still very heavily deploying BPON and, there’s definitely been delays in the overall GPON process where they initially wanted kind a more serious rollout in the middle of the year. I probably can’t add more than just saying it’s probably either later this year or starting early next year.
Jack Whalen - Alpha One Watch — Analyst
Okay. Thanks, guys.

99.2-14

Final Transcript
Apr. 25. 2007 / 4:30PM ET, MRVC — Q1 2007 MRV Communications Earnings Conference Call
Noam Lotan - MRV Communications — Director, President, CEO
Yes, I can just add, Jack, that since the beginning of the year, we shipped about $10 million worth of GPON components but very little of it went to the Verizon deployment to date. As they start, we will anticipate that we will be part of that as well.
Operator
Thank you. Our next question comes from Tim Quinlisk from Mayo Capital. Please go ahead.
Tim Quinlisk - Mayo Investment Advisers — Analyst
Just a couple of questions, but the first one which is to clarify your inability to speak to the potential unlocking of the value of Fiberxon and Luminent, particularly in light of the way I understand it you cannot talk about it if you are in the process of going public, where clearly without the ability to provide audited financials, I don’t see how you can be in that process. I guess I’m just trying to understand why you can’t discuss that.
Noam Lotan - MRV Communications — Director, President, CEO
Well, I mean your statement is correct. I mean, obviously audited financials are a prerequisite but I don’t know that I’m able to make any comment beyond that. Like I said earlier, we totally stand behind any public statement we have made in the past with respect to your questions. But I — I’m really not able to make any further comments.
Tim Quinlisk - Mayo Investment Advisers — Analyst
Okay. All right. Let me ask you one other question. As I go back to probably about a year ago, or — you talked about sort of driving to sustain profitability of your overall business. And if I look on a revenue basis, on any metric year-over-year, you have certainly driven to that, but yet you are unable to get the leverage on the gross margin line. And I now have added a significant amount of sales force for the sole purpose of selling in-house products and I guess I’m just curious as to how long we have to wait until we can get to a level of sustained possibles S it a revenue number or what — what is the Delta that I should be looking at?
Noam Lotan - MRV Communications — Director, President, CEO
Tim, I don’t think we can (inaudible) you a specific date. All I can say that we certainly have executed extremely well on the product innovation and capturing market shares and making an impact in north America as we planned to do. Because we did receive a year ago, a year and a half ago, we perceived the opportunity that we have here of clearly, exactly in our sweet spot in terms of Metro Ethernet and optical networking and we are executing on that. I think in terms of capturing revenue, capturing market share, we are doing extremely well.
We clearly have a lot of areas that we can improve, but I can tell you that looking forward into the Q3/Q4, we see continued growth into the Network Equipment and as this continues to grow, we see opportunities to reduce — reduce our cost structures. So without putting a time line on it, I’m confident that this effect will actually take place and I also mention the Defense and Aerospace-related business, which should kick in and improve our gross margin overall, as well.
So I’m not sure it answers specifically to your question, but clearly our — our priority in the last six months continues to be a lot of focus on Fiberxon, which I think is a — in terms of shareholder value, there’s no question that we are — we have done a tremendous contribution here to our shareholders. And at the same time, we are working very hard on bringing out new products and capturing market share on the networking side, which we have. And once we are done with this, it will be Fiberxon financial, Guy and I can really focus on our full equipment business. We going to see some improvement there and, you know, it’s — we are not going to leave it to chance. We recognize that there are a lot of things that we need to do and we are going to take — we are going to take action.

99.2-15

Final Transcript
Apr. 25. 2007 / 4:30PM ET, MRVC — Q1 2007 MRV Communications Earnings Conference Call
Tim Quinlisk - Mayo Investment Advisers — Analyst
Okay. And Near, just one final question. Think — I want to make sure that I understood the specific guidance with respect to Luminent and Fiberxon combined in Q3. I think you said the number is $40 million to $44 million with an expectation of sequentially flat for Luminent which implies $15 million to $19 million of a quarterly number for Fiberxon, which is very consistent with the $70, $80 million kind of full year number for Fiberxon. Is that what your guidance you gave.
Near Margalit - MRV Communications — CEO of Luminent
Yes, you pretty much have broken it down.
Tim Quinlisk - Mayo Investment Advisers — Analyst
Okay. Great. Thank you.
Operator
Thank you. We have time for one final question. Our final question comes from John Anthony from Cowen and Company.
John Anthony - Cowen and Company — Analyst
Guys, can you hear me?
Near Margalit - MRV Communications — CEO of Luminent
Yes, John, go ahead.
John Anthony - Cowen and Company — Analyst
Okay. I apologize if you went over this already, but starting with Near, can you give us a sense for the break down of what the mix is going to look like in the third quarter, between the specific buckets within Fiberxon and can you also give us a sense for how GPON is trending in the current quarter? Are you continuing to see a strong ramp there or is it some one-time purchasing in the June quarter for trials.
Near Margalit - MRV Communications — CEO of Luminent
We’re seeing — I’ll answer your last question first. GPON seems to be strong and has multiple — it’s not just concentrated as a single customer. We seem to have a relatively — at least three or four customers that are purchasing in volume and their — sort of what we can tell, are engaged in separate different projects around the world to delivering volumes. So the good news with GPON versus BPON, BPON, we are completely concentrated almost everything on to the Verizon project, with the Verizon (inaudible) project, GPON seems to be a little bit more diverse both in the areas they are deploying it and in the — in both in the customers that are starting to do — build GPON products. In terms of product revenue for Fiberxon, from the Fiberxon side, they are roughly still in kind of the — in rough terms, two-thirds transceiver, one-third fiber to the home. And their fiber to the home business is relatively close to reasonably split between GPON and GE-PON. That’s probably a reasonable. And we said out of the transceiver business about 20% was 10GB products and the other 80% is 2.5G and below.

99.2-16

Final Transcript
Apr. 25. 2007 / 4:30PM ET, MRVC — Q1 2007 MRV Communications Earnings Conference Call
John Anthony - Cowen and Company — Analyst
And I guess based on your current book of business, and I know its early in your conversations with customers, but based on your preliminary observations how do you think that business is going to trend through the remainder of the year? Do you think you are going to see more of an emphasis towards Metro, more of an emphasis towards some of the GE-PON and then just lastly if you could also give us a sense right now for what kind of (inaudible) utilization you guys are seeing, I don’t know if you have already addressed that, but I’d be curious to know how much — how efficient you guys are right now.
Near Margalit - MRV Communications — CEO of Luminent
Okay, So in terms of trending we see generally pretty solid growth at all the different areas. We’re particularly — I’m particularly excited on the number of kind of new opportunities that Fiberxon has with really early stage engagements with some pretty important customers for us. We are really pretty optimistic on the kind of — a broad based increase in transceiver revenue as we go through the year. PON business is always dependent upon the ultimate carriers of deployment and deployment right now the trend seems quite good in — GPON. GE-PON tends to kind of have some fits and stops , so I wouldn’t be as confident in the specific growth there depending on what (inaudible) Telecom. How quickly and how aggressively (inaudible) Telecom executes its plan. In terms of utilization where Luminent side is way up —right up, pretty much at full capacity. I’d say right now we tried to kind of scale up capacity to try and stay ahead of the wave. Even though our — the unit volume increases obviously a lot larger that the — just the revenue increases that we have experiences. Fiberxon is also relatively high up its utilization curve. I think our solution to the problem is we really want to open up a — third factory to consolidate both. Both to expand capacity and also to get some of these efficiencies that we see by combining the two manufacturing sites
John Anthony - Cowen and Company — Analyst
Okay great. And then just a quick question on Lambda Driver, Can you just give us a sense for what the pricing environment is like and are you seeing any competitive products come on the the market place other than the usual suspects?
Noam Lotan - MRV Communications — Director, President, CEO
Yes, Do you want to address it?
Guy Avidan - MRV Communications — CFO
This market is very dense. A lot of companies that play in the WDM space and the incumbent like the [Siennas] and the [Northerns] and other big companies and smaller companies that come from Europe, like [Advad], like Transmode and a lot of new companies that actually popped up in the last year or so in the US. So its a very competitive market. The sort of niche for the Lambda Driver is the Metro WDM, and that’s where the product stands very strong. Does not compete in the (inaudible). I hope that answered your question.
Noam Lotan - MRV Communications — Director, President, CEO
Yes. John I can add a little bit. That we do see a lot of volume opportunities with the Lambda Driver. We recently started shipping (inaudible) which should help us improve the margin. Going forward based on the high volume, both in Europe and in the United States with carriers and even with federal customers in North America, we ‘re — based on our success in getting the product qualified, based on the Department of Defense and other branches of the military we see opportunities even in the federal space for Lambda. So we are excited about that and we think that there are opportunities for both growth and margin improvement at the same time. There’s a lot of things that you have to put in place that kind of differentiate you, between the others. I hope that answers your question.
John Anthony - Cowen and Company — Analyst
Yes, Great. Thank you.

99.2-17

Final Transcript
Apr. 25. 2007 / 4:30PM ET, MRVC — Q1 2007 MRV Communications Earnings Conference Call
Operator
Thank you. I’d like to turn it back to management for concluding comments.
Noam Lotan - MRV Communications — Director, President, CEO
Thank you operator. I want to thank everyone for being on the call today. I also want to welcome Guy Avidan into our mix here as our acting CFO. We are really thrilled with our growth and anticipate continued growth in the quarter to come as we indicated. We are very proud of the leadership and the accomplishment we have had in the Ethernet demarcation and the recognition we received, but we also want to recognize this growth needs to translate into bottom line profitability and we are committed to that. The combination of Luminent and Fiberxon has created a very strong optical component company with a very strong footprint and a very strong presence in most major OEM customers around the world. And with that I want to thank you and wish you a great afternoon and hope to see you on the next call. Thank you very much. Operator?
Thank you, Ladies and gentlemen this does conclude the MRV Communications Second Quarter 2007 Financial Results conference call. Thank you. You may now disconnect.
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99.2-18

2nd Quarter 2007 Financial Results Teleconference July 25, 2007 MRV Communications, Inc. 20415 Nordhoff Street Chatsworth, California 91311 (818) 886-MRVC (6782) www.mrv.com

Forward-Looking Statements This press release contains statements regarding future financial and operating results of MRV, MRV's expected revenues and net income (loss) for the third quarter of 2007 that ends on September 30, 2007, management's assessment of positive business trends and their effect on the increase in MRV's revenues and improvement in gross margins in future periods, whether in 2007 or thereafter, benefits and synergies expected from the acquisition of Fiberxon and other statements about management's future expectations, beliefs, goals, plans or prospects and those of the market segments in which MRV and Luminent are engaged that are based on management's current expectations, estimates, forecasts and projections about MRV, Luminent and Fiberxon and the combined Company, as well as MRV's, Luminent's and Fiberxon's and the combined Company's future performance and the industries in which MRV, Luminent and Fiberxon operate, in addition to managements' assumptions. These statements constitute forward- looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words such as "expects," "anticipates," "envisions," "estimates," "targets," "intends," "plans," "believes," "seeks," "should," "forecasts," "projects," variations of such words and similar expressions are intended to identify such forward-looking statements which are not statements of historical facts. These forward-looking statements are not guarantees of future performance or that the events anticipated will occur and involve certain risks, uncertainties and assumptions that are difficult to assess. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Actual results could differ materially because of the following factors, among others, which may cause revenues, gross margins and income (loss) to fall short of anticipated levels: vigorous competition relating to our entry into new markets or from our existing markets; the failure of perceived business trends to translate into demand for products developed, manufactured or sold by MRV, Luminent or Fiberxon, a failure to achieve market acceptance of new products; continued market acceptance of existing products and continued success in selling the products of other companies; product price discounts; the timing and amount of significant orders from customers; delays in product development and related product release schedules; obsolete inventory or product returns; warranty and other claims on products; technological shifts; the availability of competitive products at prices below MRV's or Luminent's prices; the continued ability to protect its and its subidiaries' intellectual property rights; changes in product mix; maturing product life cycles; product sale terms and conditions; currency fluctuations; implementation of operating cost structures that align with revenue growth; the financial condition of customers and vendors; adverse results in litigation; the impact of legislative actions; higher insurance costs; potential new accounting pronouncements; the effects of terrorist activity and armed conflict; disruptions in general economic activity and changes in MRV's or Luminent's operations and security arrangements; the effects of travel restrictions and quarantines associated with major health problems, such as the Severe Acute Respiratory Syndrome, on general economic activity; decreases in corporate information technology spending or other changes in general economic conditions that affect demand for MRV's or Luminent's products.

Forward-Looking Statements (Continued) In addition, with its acquisition of Fiberxon, MRV and Luminent face new risks that could cause the forward-looking statements made in this and other press releases MRV may issue, including the status and progression of Fiberxon's financial reconstruction and audit work, which will involve or require, among other things, continuing diligence, which could reveal matters not now known, and which could result in further delays in obtaining the Fiberxon financial statements or reveal an inability to obtain such financial statements at all; any resulting delisting, defaults or other negative impacts on MRV's common stock and liabilities resulting from failure to timely obtain the Fiberxon financial statements and the impact of that failure on MRV's ongoing duty to report and file periodic reports under the Securities and Exchange Act of 1934 and on the continuing ability of MRV, Luminent and Fiberxon to maintain or expand key customer and supplier relationships in the face of problems and fallout stemming from future regulatory noncompliance or litigation; potential difficulties in the integration of Fiberxon, including transitioning from MRV and/or Luminent to Fiberxon policies and procedures, systems and leadership; the adjustment of MRV and Luminent personnel to operating in China, including awareness of and compliance with local business practice and regulatory requirements; the adjustment of Fiberxon personnel to different management; other difficulties assimilating Fiberxon's operations, technologies, products, management or employees, particularly because they are located in China where English is not widely spoken, the culture and political, monetary, economic, financial or monetary system and accounting principles and controls different from those of the U.S. and Taiwan where Luminent has offices, operations and facilities, the diversion of management's attention to business concerns of Fiberxon; risks inherent entering the China market and doing business in China, including the worsening of relations between the U.S. and China and Taiwan and China, where neither Luminent nor MRV has prior experience, and problems inherent when any foreign enterprise conducts business in China; and changes in China's currency or in exchange rates between the U.S. dollar and Chinese renminbi. For further information regarding risks and uncertainties associated with the businesses of MRV, Luminent and Fiberxon, please refer to the "Management's Discussion and Analysis of Results of Operations and Financial Condition" and "Risk Factors" sections of MRV's SEC filings, including, but not limited to, its annual report on Form 10-K for the year ended December 31, 2006, quarterly reports on Form 10-Q and specifically with respect to its acquisition of Fiberxon, MRV's Current Report on Form 8-K filed with the SEC on July 2, 2007, copies of which may be obtained by contacting MRV's investor relations department or at MRV's investor relations website at http://ir.mrv.com. All information in this release is as of July 24, 2007. MRV undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in MRV's expectations.

MRV Speakers Introduction Anne-Marie Frisch Investor Relations Overview & Highlights Noam Lotan President and CEO Financial Review Guy Avidan Acting CFO Executive Review Near Margalit CEO, LuminentOIC Q & A

Non-GAAP Financial Measures Important Information Regarding Non-GAAP Financial Measures MRV believes that the presentation of non-GAAP financial information provides important supplemental information to management and investors regarding financial and business trends relating to the Company's financial condition and results of operations. These measures are not presented in accordance with, nor are they a substitute for accounting principles generally accepted in the United States, or GAAP. In addition, these measures may be different from non-GAAP measures used by other companies, limiting their usefulness for comparison purposes. The non-GAAP financial measures used should not be considered in isolation from measures of financial performance prepared in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In particular, many of the adjustments to the Company's GAAP financial measures reflect the exclusion of items that are recurring and will be reflected in the Company's financial results for the foreseeable future. We utilize a number of different financial measures, both GAAP and non- GAAP, in analyzing and assessing the overall performance of our business, in making operating decisions, forecasting and planning for future periods, and determining payments under compensation programs. We consider the use of non-GAAP net income (loss) and non-GAAP net income (loss) per share data, as well as other non-GAAP measures, to be helpful in assessing the performance of the continuing operation of our business. By continuing operations we mean the ongoing revenue and expenses of the business excluding certain items that render comparisons with prior periods or analysis of on-going operating trends more difficult, such as non-cash expenses not directly related to the actual cash costs of development, sale, delivery or support of our products and services, or expenses that are reflected in periods unrelated to when the actual amounts were incurred or paid. Consistent with this approach, we believe that disclosing non-GAAP financial measures to the readers of our financial statements provides such readers with useful supplemental data that, while not a substitute for financial measures prepared in accordance with GAAP, allows for greater transparency in the review of our financial and operational performance. In addition, we have historically reported non-GAAP results to the investment community and believe that continuing to provide non-GAAP measures provides investors with a tool for comparing results over time.

Non-GAAP Financial Measures (Continued) We provide non-GAAP information relative to our expense for non-cash share-based compensation. We began to include non-cash share-based compensation in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, ("SFAS 123R") in January 2006. Because of varying available valuation methodologies, subjective assumptions and the variety of award types which effect the calculations of share-based compensation, we believe that the exclusion of non-cash share-based compensation allows for more accurate comparisons of our operating results to our peer companies. Further, we believe that excluding stock non-cash share-based compensation allows for a more accurate comparison of our financial results to previous periods during which our equity-based awards were not required to be reflected on our statement of operations. Non-cash share-based compensation is very different from other forms of compensation. A cash salary or bonus has a fixed and unvarying cash cost. For example, the expense associated with a $10,000 bonus is equal to exactly $10,000 in cash regardless of when it is awarded and who it is awarded by. In contrast, the expense associated with an award of an option for 1,000 shares of stock is unrelated to the amount of cash ultimately received by the employee; and the cost to the Company is based on a non-cash share-based compensation valuation methodology and underlying assumptions that may vary over time and that does not reflect any cash expenditure by the Company because no cash is expended. Furthermore, the expense associated with granting an employee an option is spread over multiple years unlike other compensation expenses which are more proximate to the time of award or payment. For example, we may be recognizing expense in a year where the stock option is significantly underwater and is not going to be exercised or generate any compensation for the employee. The expense associated with an award of an option for 1,000 shares of stock by us in one quarter may have a very different expense than an award of an identical number of shares in a different quarter. Finally, the expense recognized by us for such an option may be very different than the expense to other companies for awarding a comparable option, which makes it difficult to assess our operating performance relative to our competitors. Because of these unique characteristics of non-cash share-based compensation, management excludes these expenses when analyzing the organization's business performance.

Non-GAAP Financial Measures (Continued)

Q2 '07 Financial Review

Non-GAAP Reconciliation

(In $000's)	Q2 '07 MRV	Q2 '07 Networking Group	Q2 '07 Optical Components Group	Q2 '07 Development Stage Group	Q1 '07 MRV	Q1 '07 Networking Group	Q1 '07 Optical Components Group	Q1 '07 Development Stage Group	Q2 '06 MRV	Q2 '06 Networking Group	Q2 '06 Optical Components Group	Q2 '06 Development Stage Group
GAAP net income (loss)	(2,480)	(2,882)	484	(87)	(2,218)	(3,018)	878	(138)	(2,848)	(2,184)	(446)	(181)
Share-based compensation expense (SFAS 123(R) expense) included in Cost of goods sold	80	22	58	-	86	25	60	-	78	24	52	-
Share-based compensation expense (SFAS 123(R) expense) included in Product development and engineering	181	105	76	-	180	114	76	-	184	111	73	-
Share-based compensation expense (SFAS 123(R) expense) included in Selling, general and administrative	663	458	100	-	648	453	86	-	816	507	108	-
Goodwill impairment									62	52	-	-
Non-GAAP net income (loss)	(1,841)	(2,297)	898	(87)	(1,382)	(2,414)	1,201	(138)	(1,718)	(1,440)	(212)	(181)
Income (loss) per share:												
GAAP - basic	($0.02)				($0.02)				($0.02)			
GAAP - diluted	($0.02)				($0.02)				($0.02)			
Non-GAAP - basic	($0.01)				($0.01)				($0.01)			
Non-GAAP - diluted	($0.01)				($0.01)				($0.01)			
Weighted average number of shares:												
Basic	128,011				126,768				126,078			
Diluted	128,011				126,768				126,078			

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Non-GAAP Financial Measures (Continued) (Continued) (Continued)

2nd Quarter 2007
Financial Results Teleconference
Overview & Highlights

Noam Lotan
President and Chief Executive Officer

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2nd Quarter 2007 Financial Results Teleconference Overview & Highlights Noam Lotan President and Chief Executive Officer

2nd Quarter 2007
Financial Results Teleconference
Financial Review

Guy Avidan

Acting Chief Financial Officer

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2nd Quarter 2007 Financial Results Teleconference Financial Review Guy Avidan Acting Chief Financial Officer

Key Measures

Q2 '07 Financial Review

Key Measures

(in $000's)	Q2 '07	Q1 '07	Q4 '06	Q3 '06	Q2 '06
Cash(1)	**107,435**	116,726	118,407	116,759	121,288
Accounts receivable, net	**98,264**	84,956	95,244	87,513	84,914
Days receivables(2)	**88**	86	84	89	89
Inventories	**68,800**	65,215	61,361	70,399	65,428
Days inventory(2)	**87**	97	78	105	99
Short-term obligations(3)	**22,589**	21,565	26,289	23,352	21,656
Convertible Notes(4)	**23,000**	23,000	23,000	23,000	23,000
Revenue	**101,962**	89,679	102,646	89,616	86,965
Y/Y Growth %	**14%**	16%	13%	36%	35%
Headcount	**~ 1,400**	~ 1,425	~ 1,450	~ 1,425	~ 1,500

(1) Includes cash and cash equivalents, short and long-term marketable securities and time deposits
(2) Presented in terms of days
(3) Includes short-term obligations and current portion of long-term debt, excluding convertible notes
(4) Due June 2008

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Key Measures Key Measures

Non-GAAP Results of Operations

Q2 '07 Financial Review

Quarterly Results of Operations

(in $000's)	Q2 '07	Q1 '07	Q2 '06	Quarter-Over-Quarter Q2 '07 vs. Q1 '07 $ Chg	% Chg	Year-Over-Year Q2 '07 vs. Q2 '06 $ Chg	% Chg
Revenue	101,962	89,679	86,965	12,283	14%	14,997	17%
Gross profit	29,979	28,401	26,859	1,578	6%	3,120	12%
Gross margin (%)	*29%*	*32%*	*31%*				
R&D expenses	6,665	7,116	6,488	(451)	(6%)	177	3%
SG&A expenses	23,477	22,190	21,282	1,287	6%	2,195	10%
Total operating expenses	30,142	29,306	27,770	836	3%	2,372	9%
Operating income (loss)	(163)	(905)	(911)	742	(82%)	748	(82%)
Net income (loss)	(1,641)	(1,392)	(1,716)	(249)	18%	75	(4%)
Earnings per share:							
Basic	($0.01)	($0.01)	($0.01)				
Diluted	($0.01)	($0.01)	($0.01)				
Weighted average number of shares:							
Basic	126,011	125,758	125,073				
Diluted	126,011	125,758	125,073				

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Non-GAAP Results of Operations Non-GAAP Results of Operations

Non-GAAP Networking Group

Q2 '07 Financial Review

Quarterly Results of Operations - Networking Group

(in $000's)	Q2 '07	Q1 '07	Q2 '06	Quarter-Over-Quarter Q2 '07 vs. Q1 '07 $ Chg	% Chg	Year-Over-Year Q2 '07 vs. Q2 '06 $ Chg	% Chg
Revenue	76,336	67,944	64,041	8,392	12%	12,295	19%
Gross profit	24,780	22,806	22,294	1,974	9%	2,486	11%
Gross margin (%)	*32%*	*34%*	*35%*				
Operating costs and expenses	25,250	24,866	22,878	384	2%	2,372	10%
Operating income (loss)	(470)	(2,060)	(584)	1,590	(77%)	114	(20%)

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Non-GAAP Networking Group Non-GAAP Networking Group

Non-GAAP Optical Components Group

Q2 '07 Financial Review

Quarterly Results of Operations - Optical Components Group

				Quarter-Over-Quarter		Year-Over-Year	
				Q2 '07 vs. Q1 '07		Q2 '07 vs. Q2 '06	
(in $000's)	Q2 '07	Q1 '07	Q2 '06	$ Chg	% Chg	$ Chg	% Chg
Revenue	26,505	22,918	23,636	3,587	16%	2,869	12%
Gross profit	5,191	5,624	4,427	(433)	(8%)	764	17%
Gross margin (%)	*20%*	*25%*	*19%*				
Operating costs and expenses	4,550	4,064	4,513	486	12%	37	1%
Operating income (loss)	641	1,560	(86)	(919)	(59%)	727	(845%)

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Non-GAAP Optical Components Group Group Group

Non-GAAP Development Stage Group

Q2 '07 Financial Review

Quarterly Results of Operations - Development Stage Group

(in $000's)	Q2 '07	Q1 '07	Q2 '06	Quarter-Over-Quarter Q2 '07 vs. Q1 '07 $ Chg	% Chg	Year-Over-Year Q2 '07 vs. Q2 '06 $ Chg	% Chg
Revenue	-	-	-	-	0%	-	0%
Gross profit	-	-	-	-	0%	-	0%
Gross margin (%)	*NM*	*NM*	*NM*				
Operating costs and expenses	342	376	379	(34)	(9%)	(37)	(10%)
Operating income (loss)	(342)	(376)	(379)	34	(9%)	37	(10%)

NM - *not meaningful*

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Non-GAAP Development Stage Group Group Group

Revenue Analysis by Geographical Region

Q2 '07 Financial Review

Revenue by Geographical Region

(in $000's)	Q2 '07	Q1 '07	Q2 '06	Quarter-Over-Quarter Q2 '07 vs. Q1 '07 $ Chg	% Chg	Year-Over-Year Q2 '07 vs. Q2 '06 $ Chg	% Chg
Americas	32,973	27,101	31,233	5,872	22%	1,740	6%
Europe	62,938	55,392	52,370	7,546	14%	10,568	20%
Asia Pacific	6,030	7,123	3,310	(1,093)	(15%)	2,720	82%
Other regions	21	63	52	(42)	(67%)	(31)	(60%)
Total revenue	101,962	89,679	86,965	12,283	14%	14,997	17%

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Revenue Analysis by Geographical Region Region Region

Revenue by Groups of Similar Products

Q2 '07 Financial Review

Revenue by Groups of Similar Products

(in $000's)	Q2 '07	Q1 '07	Q2 '06	Quarter-Over-Quarter Q2 '07 vs. Q1 '07 $ Chg	% Chg	Year-Over-Year Q2 '07 vs. Q2 '06 $ Chg	% Chg
Network equipment [1]	26,769	24,586	23,209	2,183	9%	3,560	15%
Network integration [2]	49,567	43,358	40,829	6,209	14%	8,738	21%
Fiber optic components [3]	25,626	21,735	22,927	3,891	18%	2,699	12%
Total revenue	101,962	89,679	86,965	12,283	14%	14,997	17%

(1) Network equipment revenue primarily consists of MRV's internally developed products, such as Metro Ethernet equipment, optical transport equipment, out-of-band network equipment, defense and aerospace network applications, the related service revenue and fiber optic components sold as part of the system solution.

(2) Network integration revenue primarily consists of value-added integration and support service revenue, related third-party product sales (including third-party product sales through distribution) and fiber optic components sold as part of the system solution.

(3) Fiber optic components revenue primarily consists of fiber optic components, such as components for FTTP applications, fiber optic transceivers, discrete lasers and LEDs, that are not sold as part of MRV's network equipment or network integration solutions.

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Revenue by Groups of Similar Products Products Products

2nd Quarter 2007
Financial Results Teleconference
Executive Overview

Near Margalit
Chief Executive Officer, LuminentOIC

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Service Aware Networking Technologies™

2nd Quarter 2007 Financial Results Teleconference Executive Overview Near Margalit Chief Executive Officer, LuminentOIC

2nd Quarter 2007
Financial Results Teleconference
Q & A

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2nd Quarter 2007 Financial Results Teleconference Q & A